Exhibit (d)(6)

Schedule A

(updated and effective as of 09/14/2021)

Fund(s)

Amplify BlackSwan Growth & Treasury Core ETF (SWAN)

Amplify BlackSwan ISWN ETF (ISWN)

Amplify BlackSwan Tech & Treasury ETF (QSWN)